EXHIBIT (c)(viii)

Queensland State Accounts September Quarter 2009

Queensland

State

Accounts

September Quarter 2009

Queensland Government

Office of Economic and Statistical Research

For further information

Office of Economic and Statistical Research

Level 8

33 Charlotte Street

Brisbane Q 4000

Telephone: (07) 3224 5326

Facsimile: (07) 3227 7437

E-mail qsa@treasury.qld.gov.au

Websites

www.oesr.qld.gov.au/releases/qsa

or

www.treasury.qld.gov.au

© The State of Queensland (Queensland Treasury) 2010

You are free to copy, communicate and adapt the work, as long as you attribute the authors.

This document is licensed under a Creative Commons Attribution 2.5 Australia licence.

To view a copy of this licence, visit http://creativecommons.org/licenses/by/2.5/au

To attribute this work cite Queensland State Accounts, Office of Economic and Statistical Research, Queensland Treasury

ISSN 1321-2338

Queensland State Accounts, September Quarter 2009

Chart 1: Gross State Product

(quarterly % change, CVM, trend)

TABLE I

Percentage change in Gross State/Domestic Product

Chain volume measure (2007-08 prices)

	Queensland (a)	Rest of Australia (a)	Australia (b)
TREND
Jun qtr 09 to Sep qtr 09	1.0	0.4	0.5
Sep qtr 08 to Sep qtr 09	1.0	1.0	1.0
ORIGINAL
Year-average (c)	0.0	0.9	0.8

(a)	Source: Queens land State Accounts , OESR
(b)	Source: ABS 5206.0
(c)	Reference quarter and the three preceding quarters com pared with the same period a year earlier

September Quarter 2009 – Key Points

Quarterly Results

•

Queensland gross state product (GSP) rose 1.0 per cent in the September quarter, following an increase of 0.8 per cent in the June quarter. In comparison, gross Rest of Australia product increased by 0.4 per cent in the September quarter.

•

Gross state expenditure (a measure of domestic demand) declined 0.2 per cent in the September quarter, following a decline of 1.1 per cent in June quarter 2009. Gross state expenditure detracted 0.2 percentage point from Queensland GSP growth in the September quarter, the fourth consecutive quarter that domestic demand has detracted from overall growth.

•

In contrast, the trade sector contributed 1.2 percentage points to economic growth in the September quarter, the fourth consecutive contribution toward quarterly trend GSP growth. A rise in exports of goods and services (3.8 per cent) more than offset the rise in imports of goods and services (0.3 per cent).

Chart 2: Contributions to Growth, Queensland

(quarterly % point contribution, CVM, trend)

Annual Results

•

In real trend terms, GSP rose 1.0 per cent over the year to the September quarter, following no change in the June quarter. Similarly, gross Rest of Australia product grew 1.0 per cent over the year to the September quarter.

•

Gross state expenditure declined 4.6 per cent over the year to the September quarter. As a result, gross state expenditure detracted 4.9 percentage points from Queensland’s economic growth. The downturn in domestic demand was driven by a run-down in inventories, lower dwellings investment (-23.2 per cent) and lower business investment (-15.1 per cent).

•

Net exports contributed 5.9 percentage points to Queensland GSP growth over the year to the September quarter. An increase in exports of goods and services (2.7 per cent) was complemented by a larger fall in imports of goods and services (-12.9 per cent).

Chart 3: Contributions to Growth, Queensland

(annual % point contribution, CVM, trend)

Notes and revisions in this Issue

There are a number of significant revisions in the September quarter edition of Queensland State Accounts, reflecting changes made to ABS products. In the 2008-09 issue of Australian National Accounts: State Accounts (ABS 5220.0) the ABS has incorporated new international standards System of National Accounts 2008 (SNA08) and Balance of Payments and International Investment Position Manual, Sixth Edition (BPM6), and new industry classification Australian and New Zealand Standard Industrial Classification, 2006 (ANZSIC06) and Standard Economic Sector Classification of Australia, 2008 (SESCA08). These changes have resulted in revisions to the entire national accounts and state accounts time-series.

The reader should be aware that this September quarter 2009 edition of the Queensland State Accounts incorporates ABS annual benchmarks for the income components of GSP data for 2008-09, which were not available and hence not incorporated in the June quarter 2009 edition. These benchmarks have been incorporated in this September quarter edition of Queensland State Accounts (see Methodological Issues in the Explanatory Notes). As a result, Queensland’s GSP growth has been revised to 1.0 per cent for 2008-09, from the preliminary growth estimate of 0.8 per cent published in the June quarter edition.

Queensland State Accounts, September Quarter 2009

Expenditure on GSP – Main Features

Household Final Consumption Expenditure

Quarterly Results (Trend, CVM)

•	Household final consumption expenditure in Queensland increased 0.4 per cent in real trend terms in the September quarter, contributing 0.2 percentage point to GSP growth.

•

Growth in the quarter was driven by expenditure on food, recreation and culture, health and rent and other dwelling services. A fall in the consumption of other goods and services as well as transport services detracted from growth in the quarter.

•	Household consumption in the Rest of Australia recorded growth of 0.7 per cent and contributed 0.4 percentage point to the Rest of Australia growth in September quarter 2009.

Chart 4: Household Final Consumption Expenditure

(quarterly % change, CVM, trend)

Annual Results (Trend, CVM)

•	Queensland recorded household consumption growth of 1.6 per cent over the year to the September quarter, contributing 0.9 percentage point to annual growth in GSP.

•	For the Rest of Australia, household consumption rose 1.8 per cent over the year to the September quarter, following growth of 1.1 per cent over the year to the June quarter.

Dwelling Investment

Quarterly Results (Trend, CVM)

•	Queensland dwelling investment declined 1.5 per cent in the September quarter, following a 6.0 per cent decline in the June quarter.

•	The decline in dwelling investment was driven by a 2.2 per cent fall in new dwelling investment and a 1.9 per cent fall in alterations and additions investment.

•	Dwelling investment in the Rest of Australia declined 0.6 per cent in the September quarter, following a decline of 1.1 per cent in the pervious quarter.

Chart 5: Dwelling Investment

(quarterly % change, CVM, trend)

Annual Results (Trend, CVM)

•	Queensland dwelling investment declined 23.2 per cent over the year to the September quarter, following a decline of 23.4 per cent over the year to the June quarter.

•

The annual decline was driven by falls in both new dwellings (-24.4 per cent) and alterations and additions (-21.1 per cent), resulting in dwelling investment detracting 1.9 percentage points from annual GSP growth.

•	Dwelling investment in the Rest of Australia declined 3.4 per cent over the year to the September quarter, following a fall of 1.7 per cent over the year to the June quarter.

Queensland State Accounts, September Quarter 2009

Business Investment

Quarterly Results (Trend, CVM)

•

Queensland business investment (comprised of non-dwelling construction and machinery and equipment gross fixed capital formation) declined 6.2 per cent in the September quarter and detracted 1.0 percentage point from GSP growth.

•	The decline in business investment was driven by declines in both machinery and equipment (-6.8 per cent), and to a lesser extent, by lower non-dwelling construction (-5.6 per cent).

•	Rest of Australia business investment fell 0.8 per cent in the September quarter, driven by lower investment in machinery and equipment (-0.6 per cent) and non-dwelling construction (-1.1 per cent).

Chart 6: Business Investment

(quarterly % change, CVM, trend)

Annual Results (Trend, CVM)

•	Queensland business investment fell 15.1 per cent over the year to the September quarter, following a decline of 5.7 per cent in the June quarter.

•

A 20.1 per cent fall in machinery and equipment investment and a 9.5 per cent decline in non-dwelling construction resulted in business investment detracting 2.7 percentage points from Queensland growth over the year to September quarter.

•	Business investment in the Rest of Australia fell by 4.3 per cent over the year to the September quarter, following an annual decline of 1.5 per cent over the year to the June quarter.

Public Final Demand

Quarterly Results (Trend, CVM)

•

Queensland public final demand (comprised of general government final consumption and investment and public corporations investment), increased 1.5 per cent in the September quarter, following an increase of 0.8 per cent in the previous quarter. As a result, public final demand contributed 0.4 percentage point to GSP growth.

•

The increase in public final demand was a result of both investment and consumption components contributing to growth. Investment by public corporations grew by 1.2 per cent while investment by general government rose 5.3 per cent. General government consumption rose by 0.4 per cent following similar growth in the June quarter.

•	Public final demand in the Rest of Australia increased by 0.9 per cent in the September quarter, with general government consumption contributing 0.1 percentage point to growth.

Chart 7: Public Final Demand1

(quarterly % change, CVM, trend)

Annual Results (Trend, CVM)

•	Queensland public final demand rose 1.9 per cent over the year to September quarter 2009, following annual growth of 1.5 per cent in the previous quarter.

•

The increase in public final demand was driven by rises in general government final consumption (1.6 per cent) and general government investment (7.4 per cent), more than offsetting lower public corporations investment (-4.0 per cent).

•	Public final demand in the Rest of Australia rose 1.7 per cent over the year to the September quarter, easing slightly from growth of 1.9 per cent over the year to the June quarter.

[1]	Quarterly growth estimates for Rest of Australia in Mar-07 are affected by a trend break resulting from the privatisation of Telstra.

Queensland State Accounts, September Quarter 2009

Exports of Goods and Services

Quarterly (Trend, CVM)

•	Queensland exports of goods and services grew 3.8 per cent in the September quarter, with a rise in interstate exports (5.0 per cent) being complemented by a rise in overseas exports (3.2 per cent).

•	The increase in overseas exports of goods and services was driven by increases in both exports of goods (4.4 per cent) and exports of tourism services (1.1 per cent).

•	The increase in interstate exports of goods and services was driven by higher interstate exports of goods (4.8 per cent) and higher tourism services (5.8 per cent).

•	Rest of Australia recorded a decline of 1.0 per cent in aggregate exports of goods and services driven by lower interstate (-1.2 per cent) and overseas (-0.9 per cent) exports.

Chart 8: Exports of Goods and Services

(quarterly % change, CVM, trend)

Annual (Trend, CVM)

•	In annual terms, Queensland exports of goods and services increased 2.7 per cent over the year to the September quarter, a turnaround following three consecutive quarterly declines.

•	The increase in aggregate exports of goods and services was driven by higher interstate exports (2.9 per cent) and higher overseas exports (2.6 per cent).

•

In contrast, exports of goods and services in the Rest of Australia declined 2.6 per cent over the year to the September quarter, following a fall of 1.5 per cent in the June quarter. Lower interstate exports (-14.3 per cent), more than offset the 0.2 per cent rise in overseas exports.

Imports of Goods and Services

Quarterly Results (Trend, CVM)

•	In line with weak household consumption growth and a fall in business investment, imports of goods and services increased only 0.3 per cent in the September quarter.

•	Overseas imports increased 1.8 per cent in the June quarter, resulting in a detraction of 0.3 percentage point from Queensland GSP growth.

•	The decline in interstate imports (-1.2 per cent) was largely driven by lower imports of goods (-1.2 per cent).

•	Imports of goods and services into the Rest of Australia recorded growth of 1.8 per cent, a turnaround following four consecutive quarterly declines.

Chart 9: Imports of Goods and Services

(quarterly % change, CVM, trend))

Annual Results (Trend, CVM)

•

In annual terms, Queensland imports of goods and services declined 12.9 per cent over the year to September quarter 2009, following a decline of 13.1 per cent in the June quarter, resulting in imports contributing 5.1 percentage points to annual GSP growth.

•	Overseas imports declined 11.4 per cent while interstate imports fell 14.3 per cent over the year to the September quarter.

•

Rest of Australia imports of goods and services declined 7.7 per cent over the year to the September quarter, with the decline in overseas imports (-9.0 per cent) more than offsetting the increase in interstate imports (2.9 per cent).

Queensland State Accounts, September Quarter 2009

Summary Tables

Table II

Changes and Contribution to Growth, Quarterly, Trend, Chain Volume Measures (a)

	Queensland		Rest of Australia (b)
	Quarterly % change Jun-09 to Sep-09	% point contribution to growth in GSP Jun-09 to Sep-09	Quarterly % change Jun-09 to Sep-09	% point contribution to growth in GSP Jun-09 to Sep-09

Household consumption	0.4	0.2	0.7	0.4

Private investment	-3.4	-0.9	-0.3	-0.1
Dwelling investment	-1.5	-0.1	-0.6	0.0
Business investment	-6.2	-1.0	-0.8	-0.1

Public final demand	1.5	0.4	0.9	0.2
General government consumption	0.4	0.1	0.7	0.1
Public corporations investment	1.2	0.0	1.9	0.0
General government investment	5.3	0.3	1.7	0.0

Changes in inventories	n.a.	0.2	n.a.	0.5

Gross state expenditure	-0.2	-0.2	1.1	1.1

Exports of goods and services	3.8	1.2	-1.0	-0.2
Overseas	3.2	0.7	-0.9	-0.2
Interstate	5.0	0.5	-1.2	0.0

less Imports of goods and services	0.3	0.1	1.8	0.4
Overseas	1.8	0.3	1.4	0.3
Interstate	-1.2	-0.2	5.0	0.1

Gross state product	1.0	1.0	0.4	0.4

n.a. not applicable

(a)	Chain volume measure reference year 2007-08.
(b)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

With respect to the real trend quarterly changes and contributions to growth in the September quarter 2009:

•	Household final consumption expenditure in Queensland increased by 0.4 per cent and contributed 0.2 percentage point to overall growth.

•

Dwelling investment declined 1.5 per cent and detracted 0.1 percentage point from GSP growth, while business investment (comprised of non-dwelling investment, and machinery and equipment) declined 6.2 per cent and detracted 1.0 percentage point from GSP growth.

•	Public final demand (comprised of general government consumption and investment, and public corporations investment) increased by 1.5 per cent.

•	Exports of goods and services contributed 1.2 percentage points GSP growth while imports of goods and services detracted 0.1 percentage point.

Table III

Changes and Contribution to Growth, Annual, Trend, Chain Volume Measures (a)

	Queensland		Rest of Australia (b)
	Annual % change Sep-08 to Sep-09	% point contribution to growth in GSP Sep-08 to Sep-09	Annual % change Sep-08 to Sep-09	% point contribution to growth in GSP Sep-08 to Sep-09

Household consumption	1.6	0.9	1.8	1.0

Private investment	-14.3	-4.2	-1.9	-0.5
Dwelling investment	-23.2	-1.9	-3.4	-0.2
Business investment	-15.1	-2.7	-4.3	-0.6

Public final demand	1.9	0.5	1.7	0.4
General government consumption	1.6	0.3	2.4	0.4
Public corporations investment	-4.0	-0.2	12.4	0.2
General government investment	7.4	0.4	-7.0	-0.2

Changes in inventories	n.a.	-0.6	n.a.	-0.3

Gross state expenditure	-4.6	-4.9	-0.3	-0.3

Exports of goods and services	2.7	0.9	-2.6	-0.6
Overseas	2.6	0.5	0.2	0.0
Interstate	2.9	0.3	-14.3	-0.7

less Imports of goods and services	-12.9	-5.1	-7.7	-2.0
Overseas	-11.4	-2.2	-9.0	-2.1
Interstate	-14.3	-2.9	2.9	0.1

Gross state product	1.0	1.0	1.0	1.0

n.a. not applicable

(a)	Chain volume measure reference year 2007-08.
(b)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

With respect to the real trend annual changes and contributions to growth for Queensland over the year to September quarter 2009:

•	Household final consumption expenditure increased 1.6 per cent and contributed 0.9 percentage point to annual GSP growth.

•	Dwelling investment in Queensland fell 23.2 per cent, resulting in a 1.9 percentage point detraction from overall growth.

•	Business investment (comprised of non-dwelling construction, and machinery and equipment) fell 15.1 per cent and detracted 2.7 percentage points from Queensland annual GSP growth.

•

Public final demand (comprised of general government consumption and investment, and public corporations investment) increased 1.9 per cent, resulting in a 0.5 percentage point contribution to overall growth.

•

Net exports contributed 5.9 percentage points to Queensland annual economic growth. The 0.9 percentage point contribution by exports was complemented by the 5.1 percentage points contribution by imports.

Queensland State Accounts, September Quarter 2009

Table IV

Changes and Contribution to Growth, Quarterly, Trend, Current Prices

	Queensland		Rest of Australia (a)
	Quarterly % change Jun-09 to Sep-09	% point contribution to growth in GSP Jun-09 to Sep-09	Quarterly % change Jun-09 to Sep-09	% point contribution to growth in GSP Jun-09 to Sep-09

Compensation of employees	-0.5	-0.2	-0.3	-0.1
Gross operating surplus and mixed income	-4.3	-1.9	0.5	0.2
Gross state product at factor cost	-2.3	-2.1	0.1	0.1
Taxes less subsidies on production and imports	0.6	0.1	0.3	0.0
Gross state product	-2.2	-2.2	-0.1	-0.1

Household consumption	1.1	0.6	1.1	-0.2

Private investment	-4.6	-1.2	-0.9	-0.2
Dwelling investment	-1.8	-0.1	-0.3	0.0
Business investment	-7.8	-1.2	-1.9	-0.3

Public final demand	0.7	0.2	1.2	0.3
General government consumption	0.5	0.1	1.5	0.3
Public corporations investment	-2.2	-0.1	0.5	0.0
General government investment	3.4	0.2	0.2	0.0

Changes in inventories	n.a.	0.5	n.a.	0.2

Gross state expenditure	-1.0	-1.0	1.1	1.1

Exports of goods and services	-7.1	-2.3	-8.1	-2.0
Overseas	-12.0	-2.7	-9.0	-1.8
Interstate	3.7	0.4	-3.4	-0.1

less Imports of goods and services	-3.3	-1.1	-3.5	-0.8
Overseas	-3.2	-0.5	-4.3	-0.9
Interstate	-3.4	-0.6	3.7	0.1

Gross state product	-2.2	-2.2	-0.1	-0.1

n.a. not applicable

(a)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

With respect to the current price trend quarterly changes and contributions to growth in September quarter 2009:

•	Compensation of employees declined 0.5 per cent in Queensland compared with a fall of 0.3 per cent for the Rest of Australia.

•	Gross operating surplus and mixed income fell 4.3 per cent in Queensland, in contrast to an increase of 0.5 per cent for the Rest of Australia.

•	Household final consumption expenditure increased 1.1 per cent and contributed 0.6 percentage point to nominal GSP growth.

•

In current price terms, Queensland’s exports of goods and services overseas fell by 12.0 per cent in the quarter driven largely by a 14.9 per cent decline in export prices, which more than offset a rise in export volumes (up 3.2 per cent).

•

Imports of goods and services overseas declined 3.2 per cent in the September quarter, driven by a 4.9 per cent decline in import prices, which more than offset a rise in import volumes (up 1.8 per cent).

Table V

Changes and Contribution to Growth, Annual, Trend, Current Prices

	Queensland		Rest of Australia (a)
	Annual % change Sep-08 to Sep-09	% point contribution to growth in GSP Sep-08 to Sep-09	Annual % change Sep-08 to Sep-09	% point contribution to growth in GSP Sep-08 to Sep-09

Compensation of employees	-0.6	-0.3	0.1	0.1
Gross operating surplus and mixed income	-9.3	-4.1	-2.3	-0.9
Gross state product at factor cost	-4.9	-4.4	-1.0	-0.9
Taxes less subsidies on production and imports	-1.5	-0.1	1.0	0.1
Gross state product	-4.7	-4.7	-0.9	-0.9

Household consumption	5.5	2.8	-124.4	-68.2

Private investment	-16.0	-4.4	-2.9	-0.7
Dwelling investment	-23.2	-1.8	-2.7	-0.1
Business investment	-16.5	-2.8	-4.9	-0.7

Public final demand	0.2	0.0	3.3	0.7
General government consumption	3.7	0.6	5.9	1.0
Public corporations investment	-18.5	-0.7	3.3	0.1
General government investment	2.9	0.1	-11.2	-0.4

Changes in inventories	n.a.	0.0	n.a.	-1.3

Gross state expenditure	-3.5	-3.5	0.6	0.6

Exports of goods and services	-21.8	-8.4	-19.3	-5.3
Overseas	-29.9	-8.3	-19.7	-4.4
Interstate	-0.6	-0.1	-17.3	-0.8

less Imports of goods and services	-18.4	-7.1	-13.3	-3.6
Overseas	-19.5	-3.8	-14.7	-3.5
Interstate	-17.3	-3.3	-0.6	0.0

Gross state product	-4.7	-4.7	-0.9	-0.9

n.a. not applicable

(a)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

With respect to the current price annual changes and contributions to growth over the year to September quarter 2009:

•	Compensation of employees declined 0.6 per cent in Queensland and detracted 0.3 percentage point from annual nominal GSP growth.

•	Queensland gross operating surplus and mixed income declined by 9.3 per cent, with the Rest of Australia recording a decrease of 2.3 per cent.

•

Queensland exports of goods and services overseas declined 29.9 per cent in annual terms and were driven by a 31.7 per cent decline in export prices, which more than offset a slight rise in export volumes (up 2.6 per cent).

•

In current price terms, overseas imports of goods and services into Queensland fell 19.5 per cent over the year to September quarter 2009. This decline was driven by a fall in both import prices (-9.2 per cent) and volumes (-11.4 per cent).

Queensland State Accounts, September Quarter 2009

Performance of the Queensland Economy in 2008-09

Information made available since the release of the June Quarter 2009 edition of Queensland State Accounts has resulted in a revised estimate of Queensland GSP growth of 1.0 per cent for 2008-09, following a preliminary estimate of 0.8 per cent. This year-average growth of 1.0 per cent in 2008-09 follows revised growth of 4.1 per cent in 2007-08 and 5.7 per cent in 2006-07.

Chart 10 Economic Growth

(year-average % change, CVM, 2007-08 prices)

The growth of the Queensland economy in 2008-09 was driven by both domestic final demand and net exports, contributing 0.6 and 0.4 percentage point respectively to overall growth.

Household final consumption expenditure grew by 1.6 per cent in 2008-09, compared with growth of 5.0 per cent in 2007-08, and contributed 0.8 percentage point to GSP in 2008-09.

Private gross fixed capital formation grew 2.0 per cent in 2008-09 and contributed 0.6 percentage point to Queensland GSP growth in 2008-09. Lower dwelling investment (-7.6 per cent) was more than offset by higher business investment (16.5 per cent).

Public final demand rose by 5.6 per cent in 2008-09, with both investment and consumption components contributing to growth. General government investment rose 7.8 per cent and contributed 0.3 percentage point to Queensland’s economic growth over 2008-09, largely due to strong growth in state and local investment. Public corporations investment rose 9.1 per cent and contributed 0.3 percentage point to Queensland GSP in 2008-09.

As outlined above, net exports contributed 0.4 percentage point to Queensland GSP growth in 2008-09. A decline in exports of goods and services (-1.0 per cent) was offset by a larger fall in imports of goods and services (-1.9 per cent).

Gross Rest of Australia product increased 1.3 per cent in 2008-09, driven largely by net exports (contributing 1.1 percentage points to overall growth), and to a lesser extent, domestic demand (contributing 0.2 percentage point).

In the Rest of Australia, household consumption and private investment grew 1.1 per cent and 3.5 per cent respectively. Further, public final demand for the Rest of Australia recorded growth of 3.9 per cent and contributed 0.8 percentage point to overall economic growth in 2008-09.

Net exports contributed 1.1 percentage points to the Rest of Australia growth in 2008-09 as higher export volumes (1.0 per cent) complemented a decline in import volumes (-3.5 per cent).

Table VI

Changes and Contribution to Growth, 2008-09, Year-Average, CVM (a),

	Queensland		Rest of Australia
	Year-average % change 2007-08 to 2008-09	% point contribution to growth in GSP 2007-08 to 2008-09	Year-average % change 2007-08 to 2008-09	% point contribution to growth in GSP 2007-08 to 2008-09

Household consumption	1.6	0.8	1.1	0.6

Private investment	2.0	0.6	3.5	0.8
Dwelling investment	-7.6	-0.6	0.2	0.0
Business investment	10.0	1.6	5.8	0.8

Public final demand	5.6	1.3	3.9	0.8
General government consumption	4.2	0.7	2.5	0.4
Public corporations investment	9.1	0.3	23.8	0.3
General government investment	7.8	0.3	2.7	0.1

Changes in inventories	n.a.	-0.9	n.a.	-0.9

Gross state expenditure	0.5	0.6	0.2	0.2

Exports of goods and services	-1.0	-0.3	1.0	0.2
Overseas	3.9	0.8	1.9	0.4
Interstate	-9.2	-1.1	-2.9	-0.1

less Imports of goods and services	-1.9	-0.7	-3.5	-0.9
Overseas	-0.9	-0.2	-2.8	-0.6
Interstate	-2.9	-0.6	-9.2	-0.3

Gross state product	1.0	1.0	1.3	1.3

n.a. not applicable

(a)	Chain volume measure reference year 2007-08.

Queensland State Accounts, September Quarter 2009

Queensland State Accounts - Tables

Table	Domestic Production Accounts – Queensland	Page

1	Trend, chain volume measures, $m	16

2	Trend, chain volume measures, quarterly % change	18

3	Trend, chain volume measures, quarterly contribution to growth, % point	20

4	Trend, chain volume measures, annual % change	22

5	Trend, chain volume measures, annual contribution to growth, % point	24

Additional tables available on the Internet

URL: http://www.oesr.qld.gov.au/releases/qsatables

Table	Domestic Production Accounts – Queensland

6	Seasonally adjusted, chain volume measures, $m

7	Seasonally adjusted, chain volume measures, quarterly % change

8	Seasonally adjusted, chain volume measures, annual % change

9	Original, chain volume measures, $m

10	Original, chain volume measures, annual % change

11	Trend, current prices, $m

12	Trend, current prices, quarterly % change

13	Trend, current prices, quarterly contribution to growth, % point

14	Seasonally adjusted, current prices, $m

15	Seasonally adjusted, current prices, quarterly % change

16	Seasonally adjusted, current prices, quarterly contribution to growth, % point

17	Original, current prices, $m

18	Original, current prices, annual % change

19	Trend, implicit price deflators, 2007-08 = 100

20	Original, implicit price deflators, 2007-08 = 100

Table	Domestic Production Accounts - Rest of Australia

21	Trend, chain volume measures, $m

22	Trend, chain volume measures, quarterly % change

23	Seasonally adjusted, chain volume measures, $m

24	Original, chain volume measures, $m

25	Trend, current prices, $m

26	Original, current prices, $m

27	Trend, implicit price deflators, 2007-08 = 100

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 1
(Trend, chain volume measure (a) , $m)

	Quarters
	2006-07				2007-08				2008-09				2009-10
	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep

Household final consumption expenditure	28,605	28,795	29,192	29,743	30,188	30,471	30,655	30,767	30,801	30,879	31,010	31,160	31,296
Internal consumption expenditure	27,371	27,624	28,048	28,557	28,948	29,175	29,320	29,424	29,500	29,641	29,792	29,908	29,978
Non-tourism	26,473	26,681	27,054	27,539	27,933	28,153	28,317	28,436	28,521	28,672	28,820	28,928	28,979
Tourism	898	942	994	1,019	1,015	1,022	1,003	989	979	970	971	980	999
External consumption expenditure	1,234	1,171	1,144	1,186	1,240	1,296	1,335	1,343	1,300	1,238	1,219	1,252	1,319
Imports of tourism services, overseas	444	449	460	491	545	615	685	711	679	638	650	711	787
Imports of tourism services, interstate	790	722	684	695	695	681	650	632	621	600	569	541	532

General government final consumption expenditure	8,459	8,549	8,631	8,721	8,831	8,970	9,137	9,285	9,378	9,422	9,450	9,487	9,529
National	2,659	2,725	2,777	2,815	2,842	2,861	2,889	2,919	2,930	2,911	2,882	2,869	2,878
State and local	5,799	5,824	5,854	5,906	5,989	6,108	6,247	6,366	6,448	6,511	6,568	6,618	6,651

Private gross fixed capital formation (b)	13,792	14,292	14,931	15,338	15,503	15,660	16,204	16,886	17,106	16,682	15,889	15,170	14,658
Dwellings	4,470	4,695	4,799	4,711	4,559	4,532	4,733	4,913	4,826	4,424	4,004	3,763	3,707
Non-dwelling construction (b)	3,469	3,673	3,861	3,948	3,992	4,066	4,283	4,605	4,870	5,000	4,895	4,670	4,409
Machinery and equipment (b)	3,878	3,922	4,174	4,486	4,729	4,877	5,075	5,367	5,526	5,435	5,109	4,738	4,418
Livestock	213	188	178	179	181	182	187	197	203	206	209	215	222
Intangible fixed assets	712	744	774	798	816	837	861	883	896	897	906	930	961
Ownership transfer costs	1,050	1,070	1,145	1,217	1,226	1,166	1,065	921	785	721	766	853	942

Public corporations gross fixed capital formation (b)	1,389	1,488	1,739	1,931	2,032	2,024	2,015	2,145	2,205	2,177	2,123	2,090	2,116
Commonwealth (b)	226	161	94	53	45	58	58	58	58	58	62	70	80
State and local	1,163	1,327	1,645	1,877	1,987	1,965	1,958	2,087	2,147	2,119	2,061	2,019	2,037

General government gross fixed capital formation	1,974	2,115	2,256	2,345	2,399	2,479	2,630	2,774	2,783	2,733	2,731	2,840	2,990
National	407	422	420	406	396	419	491	564	581	543	494	474	472
State and local	1,567	1,693	1,836	1,939	2,003	2,061	2,139	2,210	2,202	2,189	2,237	2,366	2,518

Change in inventories	-123	122	376	460	367	276	291	293	105	-220	-392	-377	-248
Statistical discrepancy (E)	32	-4	-46	-22	102	135	26	-158	-312	-542	-827	-1,051	-1,115

Gross state expenditure	54,128	55,356	57,080	58,517	59,422	60,015	60,958	61,991	62,066	61,131	59,983	59,320	59,226

Exports of goods and services		17,178	17,425	17,775	17,947	17,899	17,912	18,099	18,445	18,329	17,816	17,664	18,127	18,823

Exports of goods and services, overseas		10,785	10,862	11,005	11,168	11,198	11,180	11,342	11,745	11,899	11,721	11,600	11,824	12,208
Exports of goods, overseas		8,634	8,663	8,782	8,923	8,918	8,843	8,970	9,344	9,495	9,341	9,262	9,531	9,951
Exports of services, less tourism services, overseas		1,308	1,317	1,348	1,401	1,457	1,502	1,523	1,543	1,542	1,500	1,430	1,364	1,318
Exports of tourism services, overseas		844	882	876	843	822	835	849	857	862	880	908	929	939

Exports of goods and services, interstate		6,392	6,563	6,769	6,779	6,701	6,732	6,757	6,700	6,429	6,095	6,064	6,302	6,615
Exports of goods, interstate	}	5,060	5,211	5,380	5,379	5,317	5,373	5,442	5,438	5,227	4,942	4,910	5,100	5,343
Exports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate		1,332	1,352	1,389	1,400	1,384	1,359	1,315	1,262	1,202	1,153	1,154	1,202	1,272

less Imports of goods and services		18,247	18,725	19,709	20,350	20,866	21,413	22,003	22,797	22,792	21,702	20,453	19,805	19,857

less Imports of goods and services, overseas		8,462	8,799	9,201	9,447	9,713	10,214	10,901	11,403	11,264	10,561	9,961	9,806	9,980
less Imports of goods, overseas		6,512	6,776	7,090	7,246	7,401	7,737	8,227	8,632	8,578	8,060	7,543	7,335	7,393
less Imports of services, less tourism services, overseas		1,506	1,575	1,650	1,710	1,767	1,862	1,989	2,061	2,007	1,863	1,769	1,760	1,799
less Imports of tourism services, overseas		444	449	460	491	545	615	685	711	679	638	650	711	787

less Imports of goods and services, interstate		9,785	9,926	10,508	10,902	11,153	11,199	11,102	11,394	11,527	11,142	10,492	9,999	9,878
less Imports of goods, interstate	}	8,995	9,203	9,824	10,207	10,459	10,518	10,452	10,762	10,906	10,542	9,923	9,457	9,346
less Imports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate		790	722	684	695	695	681	650	632	621	600	569	541	532

Expenditure on gross state product		53,059	54,056	55,146	56,114	56,455	56,514	57,055	57,638	57,603	57,245	57,194	57,641	58,192

(a)	Chain volume measure reference year 2007-08
(b)	In March quarter 2007, there was a trend break due to the Commonwealth Government’s privatisation of Telstra and users should interpret the trend estimates around this period with caution.

TABLE 1

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 2
(Trend, chain volume measure (a), quarterly percentage change, %)

	Change from previous quarter
	2006-07				2007-08				2008-09				2009-10
	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep
Household final consumption expenditure	0.3	0.7	1.4	1.9	1.5	0.9	0.6	0.4	0.1	0.3	0.4	0.5	0.4
Internal consumption expenditure	0.4	0.9	1.5	1.8	1.4	0.8	0.5	0.4	0.3	0.5	0.5	0.4	0.2
Non-tourism	0.3	0.8	1.4	1.8	1.4	0.8	0.6	0.4	0.3	0.5	0.5	0.4	0.2
Tourism	2.5	4.9	5.5	2.5	-0.4	0.7	-1.9	-1.4	-1.0	-0.9	0.1	0.9	1.9
External consumption expenditure	-0.2	-5.1	-2.3	3.7	4.6	4.5	3.0	0.6	-3.2	-4.8	-1.5	2.7	5.4
Imports of tourism services, overseas	1.1	1.1	2.4	6.7	11.0	12.8	11.4	3.8	-4.5	-6.0	1.9	9.4	10.7
Imports of tourism services, interstate	-1.0	-8.6	-5.3	1.6	0.0	-2.0	-4.6	-2.8	-1.7	-3.4	-5.2	-4.9	-1.7

General government final consumption expenditure	1.2	1.1	1.0	1.0	1.3	1.6	1.9	1.6	1.0	0.5	0.3	0.4	0.4
National	2.2	2.5	1.9	1.4	1.0	0.7	1.0	1.0	0.4	-0.6	-1.0	-0.5	0.3
State and local	0.8	0.4	0.5	0.9	1.4	2.0	2.3	1.9	1.3	1.0	0.9	0.8	0.5

Private gross fixed capital formation (b)	1.9	3.6	4.5	2.7	1.1	1.0	3.5	4.2	1.3	-2.5	-4.8	-4.5	-3.4
Dwellings	4.3	5.0	2.2	-1.8	-3.2	-0.6	4.4	3.8	-1.8	-8.3	-9.5	-6.0	-1.5
Non-dwelling construction (b)	3.6	5.9	5.1	2.3	1.1	1.9	5.3	7.5	5.8	2.7	-2.1	-4.6	-5.6
Machinery and equipment (b)	-1.0	1.1	6.4	7.5	5.4	3.1	4.1	5.8	3.0	-1.6	-6.0	-7.3	-6.8
Livestock	-12.0	-11.7	-5.3	0.6	1.1	0.6	2.7	5.3	3.0	1.5	1.5	2.9	3.3
Intangible fixed assets	4.6	4.5	4.0	3.1	2.3	2.6	2.9	2.6	1.5	0.1	1.0	2.6	3.3
Ownership transfer costs	-0.6	1.9	7.0	6.3	0.7	-4.9	-8.7	-13.5	-14.8	-8.2	6.2	11.4	10.4

Public corporations gross fixed capital formation (b)	-1.1	7.1	16.9	11.0	5.2	-0.4	-0.4	6.5	2.8	-1.3	-2.5	-1.6	1.2
Commonwealth (b)	-9.2	-28.8	-41.6	-43.6	-15.1	28.9	0.0	0.0	0.0	0.0	6.9	12.9	14.3
State and local	0.7	14.1	24.0	14.1	5.9	-1.1	-0.4	6.6	2.9	-1.3	-2.7	-2.0	0.9

General government gross fixed capital formation	3.5	7.1	6.7	3.9	2.3	3.3	6.1	5.5	0.3	-1.8	-0.1	4.0	5.3
National	3.3	3.7	-0.5	-3.3	-2.5	5.8	17.2	14.9	3.0	-6.5	-9.0	-4.0	-0.4
State and local	3.6	8.0	8.4	5.6	3.3	2.9	3.8	3.3	-0.4	-0.6	2.2	5.8	6.4

Gross state expenditure	1.0	2.3	3.1	2.5	1.5	1.0	1.6	1.7	0.1	-1.5	-1.9	-1.1	-0.2

Exports of goods and services		0.1	1.4	2.0	1.0	-0.3	0.1	1.0	1.9	-0.6	-2.8	-0.9	2.6	3.8

Exports of goods and services, overseas		0.1	0.7	1.3	1.5	0.3	-0.2	1.4	3.6	1.3	-1.5	-1.0	1.9	3.2
Exports of goods, overseas		-0.7	0.3	1.4	1.6	-0.1	-0.8	1.4	4.2	1.6	-1.6	-0.8	2.9	4.4
Exports of services, less tourism services, overseas		0.8	0.7	2.4	3.9	4.0	3.1	1.4	1.3	-0.1	-2.7	-4.7	-4.6	-3.4
Exports of tourism services, overseas		8.5	4.5	-0.7	-3.8	-2.5	1.6	1.7	0.9	0.6	2.1	3.2	2.3	1.1

Exports of goods and services, interstate		-0.1	2.7	3.1	0.1	-1.2	0.5	0.4	-0.8	-4.0	-5.2	-0.5	3.9	5.0
Exports of goods, interstate	}	-0.3	3.0	3.2	0.0	-1.2	1.1	1.3	-0.1	-3.9	-5.5	-0.6	3.9	4.8
Exports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate		0.8	1.5	2.7	0.8	-1.1	-1.8	-3.2	-4.0	-4.8	-4.1	0.1	4.2	5.8

less Imports of goods and services		-1.1	2.6	5.3	3.3	2.5	2.6	2.8	3.6	0.0	-4.8	-5.8	-3.2	0.3

less Imports of goods and services, overseas		1.1	4.0	4.6	2.7	2.8	5.2	6.7	4.6	-1.2	-6.2	-5.7	-1.6	1.8
less Imports of goods, overseas		0.8	4.1	4.6	2.2	2.1	4.5	6.3	4.9	-0.6	-6.0	-6.4	-2.8	0.8
less Imports of services, less tourism services, overseas		2.9	4.6	4.8	3.6	3.3	5.4	6.8	3.6	-2.6	-7.2	-5.0	-0.5	2.2
less Imports of tourism services, overseas		1.1	1.1	2.4	6.7	11.0	12.8	11.4	3.8	-4.5	-6.0	1.9	9.4	10.7

less Imports of goods and services, interstate		-2.9	1.4	5.9	3.7	2.3	0.4	-0.9	2.6	1.2	-3.3	-5.8	-4.7	-1.2
less Imports of goods, interstate	}	-3.1	2.3	6.7	3.9	2.5	0.6	-0.6	3.0	1.3	-3.3	-5.9	-4.7	-1.2
less Imports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate		-1.0	-8.6	-5.3	1.6	0.0	-2.0	-4.6	-2.8	-1.7	-3.4	-5.2	-4.9	-1.7

Expenditure on gross state product		1.4	1.9	2.0	1.8	0.6	0.1	1.0	1.0	-0.1	-0.6	-0.1	0.8	1.0

(a)	Chain volume measure reference year 2007-08
(b)	In March quarter 2007, there was a trend break due to the Commonwealth Government’s privatisation of Telstra and users should interpret the trend estimates around this period with caution.

TABLE 2

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 3
(Trend, chain volume measure (a), quarterly contribution to growth, % points)

	Contributions to growth from previous quarter
	2006-07				2007-08				2008-09				2009-10
	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep

Household final consumption expenditure	0.2	0.4	0.7	1.0	0.8	0.5	0.3	0.2	0.1	0.1	0.2	0.3	0.2
Internal consumption expenditure	0.2	0.5	0.8	0.9	0.7	0.4	0.3	0.2	0.1	0.2	0.3	0.2	0.1
Non-tourism	0.1	0.4	0.7	0.9	0.7	0.4	0.3	0.2	0.1	0.3	0.3	0.2	0.1
Tourism	0.0	0.1	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
External consumption expenditure	0.0	-0.1	0.0	0.1	0.1	0.1	0.1	0.0	-0.1	-0.1	0.0	0.1	0.1
Imports of tourism services, overseas	0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.0	-0.1	-0.1	0.0	0.1	0.1
Imports of tourism services, interstate	0.0	-0.1	-0.1	0.0	0.0	0.0	-0.1	0.0	0.0	0.0	-0.1	0.0	0.0

General government final consumption expenditure	0.2	0.2	0.2	0.2	0.2	0.2	0.3	0.3	0.2	0.1	0.0	0.1	0.1
National	0.1	0.1	0.1	0.1	0.0	0.0	0.0	0.1	0.0	0.0	-0.1	0.0	0.0
State and local	0.1	0.0	0.1	0.1	0.1	0.2	0.2	0.2	0.1	0.1	0.1	0.1	0.1

Private gross fixed capital formation (b)	0.5	0.9	1.2	0.7	0.3	0.3	1.0	1.2	0.4	-0.7	-1.4	-1.3	-0.9
Dwellings	0.4	0.4	0.2	-0.2	-0.3	0.0	0.4	0.3	-0.2	-0.7	-0.7	-0.4	-0.1
Non-dwelling construction (b)	0.2	0.4	0.3	0.2	0.1	0.1	0.4	0.6	0.5	0.2	-0.2	-0.4	-0.5
Machinery and equipment (b)	-0.1	0.1	0.5	0.6	0.4	0.3	0.4	0.5	0.3	-0.2	-0.6	-0.6	-0.6
Livestock	-0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Intangible fixed assets	0.1	0.1	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.1
Ownership transfer costs	0.0	0.0	0.1	0.1	0.0	-0.1	-0.2	-0.3	-0.2	-0.1	0.1	0.2	0.2

Public corporations gross fixed capital formation (b)	0.0	0.2	0.5	0.3	0.2	0.0	0.0	0.2	0.1	0.0	-0.1	-0.1	0.0
Commonwealth (b)	0.0	-0.1	-0.1	-0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
State and local	0.0	0.3	0.6	0.4	0.2	0.0	0.0	0.2	0.1	0.0	-0.1	-0.1	0.0

General government gross fixed capital formation	0.1	0.3	0.3	0.2	0.1	0.1	0.3	0.3	0.0	-0.1	0.0	0.2	0.3
National	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.0	-0.1	-0.1	0.0	0.0
State and local	0.1	0.2	0.3	0.2	0.1	0.1	0.1	0.1	0.0	0.0	0.1	0.2	0.3

Change in inventories	0.1	0.5	0.5	0.2	-0.2	-0.2	0.0	0.0	-0.3	-0.6	-0.3	0.0	0.2
Statistical discrepancy (E)	0.0	-0.1	-0.1	0.0	0.2	0.1	-0.2	-0.3	-0.3	-0.4	-0.5	-0.4	-0.1

Gross state expenditure	1.0	2.3	3.2	2.6	1.6	1.1	1.7	1.8	0.1	-1.6	-2.0	-1.2	-0.2

Exports of goods and services		0.0	0.5	0.6	0.3	-0.1	0.0	0.3	0.6	-0.2	-0.9	-0.3	0.8	1.2

Exports of goods and services, overseas		0.0	0.1	0.3	0.3	0.1	0.0	0.3	0.7	0.3	-0.3	-0.2	0.4	0.7
Exports of goods, overseas		-0.1	0.1	0.2	0.3	0.0	-0.1	0.2	0.7	0.3	-0.3	-0.1	0.5	0.7
Exports of services, less tourism services, overseas		0.0	0.0	0.1	0.1	0.1	0.1	0.0	0.0	0.0	-0.1	-0.1	-0.1	-0.1
Exports of tourism services, overseas		0.1	0.1	0.0	-0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Exports of goods and services, interstate		0.0	0.3	0.4	0.0	-0.1	0.1	0.0	-0.1	-0.5	-0.6	-0.1	0.4	0.5
Exports of goods, interstate	}	0.0	0.3	0.3	0.0	-0.1	0.1	0.1	0.0	-0.4	-0.5	-0.1	0.3	0.4
Exports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate		0.0	0.0	0.1	0.0	0.0	0.0	-0.1	-0.1	-0.1	-0.1	0.0	0.1	0.1

less Imports of goods and services		-0.4	0.9	1.8	1.2	0.9	1.0	1.0	1.4	0.0	-1.9	-2.2	-1.1	0.1

less Imports of goods and services, overseas		0.2	0.6	0.7	0.4	0.5	0.9	1.2	0.9	-0.2	-1.2	-1.0	-0.3	0.3
less Imports of goods, overseas		0.1	0.5	0.6	0.3	0.3	0.6	0.9	0.7	-0.1	-0.9	-0.9	-0.4	0.1
less Imports of services, less tourism services, overseas		0.1	0.1	0.1	0.1	0.1	0.2	0.2	0.1	-0.1	-0.2	-0.2	0.0	0.1
less Imports of tourism services, overseas		0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.0	-0.1	-0.1	0.0	0.1	0.1

less Imports of goods and services, interstate		-0.6	0.3	1.1	0.7	0.4	0.1	-0.2	0.5	0.2	-0.7	-1.1	-0.9	-0.2
less Imports of goods, interstate	}	-0.6	0.4	1.1	0.7	0.4	0.1	-0.1	0.5	0.2	-0.6	-1.1	-0.8	-0.2
less Imports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate		0.0	-0.1	-0.1	0.0	0.0	0.0	-0.1	0.0	0.0	0.0	-0.1	0.0	0.0

Expenditure on gross state product		1.4	1.9	2.0	1.8	0.6	0.1	1.0	1.0	-0.1	-0.6	-0.1	0.8	1.0

(a)	Chain volume measure reference year 2007-08
(b)	In March quarter 2007, there was a trend break due to the Commonwealth Government’s privatisation of Telstra and users should interpret the trend estimates around this period with caution.

TABLE 3

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 4
(Trend, chain volume measure (a), annual percentage change, %)

	Change from same quarter previous year
	2006-07				2007-08				2008-09				2009-10
	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep

Household final consumption expenditure	3.9	3.1	3.2	4.3	5.5	5.8	5.0	3.4	2.0	1.3	1.2	1.3	1.6
Internal consumption expenditure	3.1	2.6	3.3	4.7	5.8	5.6	4.5	3.0	1.9	1.6	1.6	1.6	1.6
Non-tourism	3.0	2.4	3.0	4.3	5.5	5.5	4.7	3.3	2.1	1.8	1.8	1.7	1.6
Tourism	5.8	9.7	14.0	16.3	13.0	8.5	0.9	-2.9	-3.5	-5.1	-3.2	-0.9	2.0
External consumption expenditure	26.6	15.1	-0.3	-4.1	0.5	10.7	16.7	13.2	4.8	-4.5	-8.7	-6.8	1.5
Imports of tourism services, overseas	7.0	6.9	7.0	11.8	22.7	37.0	48.9	44.8	24.6	3.7	-5.1	0.0	15.9
Imports of tourism services, interstate	41.1	20.7	-4.6	-12.9	-12.0	-5.7	-5.0	-9.1	-10.6	-11.9	-12.5	-14.4	-14.3

General government final consumption expenditure	5.7	5.5	4.8	4.4	4.4	4.9	5.9	6.5	6.2	5.0	3.4	2.2	1.6
National	4.6	7.1	8.3	8.1	6.9	5.0	4.0	3.7	3.1	1.7	-0.2	-1.7	-1.8
State and local	6.2	4.7	3.2	2.6	3.3	4.9	6.7	7.8	7.7	6.6	5.1	4.0	3.1

Private gross fixed capital formation (b)	10.5	10.8	12.6	13.4	12.4	9.6	8.5	10.1	10.3	6.5	-1.9	-10.2	-14.3
Dwellings	2.5	9.0	13.2	9.9	2.0	-3.5	-1.4	4.3	5.9	-2.4	-15.4	-23.4	-23.2
Non-dwelling construction (b)	18.1	17.8	19.2	17.9	15.1	10.7	10.9	16.6	22.0	23.0	14.3	1.4	-9.5
Machinery and equipment (b)	17.0	9.4	8.9	14.5	21.9	24.3	21.6	19.6	16.9	11.4	0.7	-11.7	-20.1
Livestock	-20.5	-31.1	-32.6	-26.0	-15.0	-3.2	5.1	10.1	12.2	13.2	11.8	9.1	9.4
Intangible fixed assets	17.5	19.0	18.7	17.2	14.6	12.5	11.2	10.7	9.8	7.2	5.2	5.3	7.3
Ownership transfer costs	6.1	7.2	10.6	15.2	16.8	9.0	-7.0	-24.3	-36.0	-38.2	-28.1	-7.4	20.0

Public corporations gross fixed capital formation (b)	12.9	11.5	26.8	37.5	46.3	36.0	15.9	11.1	8.5	7.6	5.4	-2.6	-4.0
Commonwealth (b)	16.5	-25.8	-60.2	-78.7	-80.1	-64.0	-38.3	9.4	28.9	0.0	6.9	20.7	37.9
State and local	12.3	18.7	44.9	62.5	70.9	48.1	19.0	11.2	8.1	7.8	5.3	-3.3	-5.1

General government gross fixed capital formation	5.2	14.3	21.9	22.9	21.5	17.2	16.6	18.3	16.0	10.2	3.8	2.4	7.4
National	-2.2	5.0	7.1	3.0	-2.7	-0.7	16.9	38.9	46.7	29.6	0.6	-16.0	-18.8
State and local	7.3	16.9	26.0	28.2	27.8	21.7	16.5	14.0	9.9	6.2	4.6	7.1	14.4

Gross state expenditure	5.6	6.0	7.6	9.2	9.8	8.4	6.8	5.9	4.4	1.9	-1.6	-4.3	-4.6

Exports of goods and services		1.0	1.7	3.5	4.5	4.2	2.8	1.8	2.8	2.4	-0.5	-2.4	-1.7	2.7

Exports of goods and services, overseas		0.9	1.3	2.3	3.7	3.8	2.9	3.1	5.2	6.3	4.8	2.3	0.7	2.6
Exports of goods, overseas		-2.1	-1.4	0.3	2.6	3.3	2.1	2.1	4.7	6.5	5.6	3.3	2.0	4.8
Exports of services, less tourism services, overseas		12.1	8.3	6.4	7.9	11.4	14.0	13.0	10.1	5.8	-0.1	-6.1	-11.6	-14.5
Exports of tourism services, overseas		19.4	22.2	18.7	8.4	-2.6	-5.3	-3.1	1.7	4.9	5.4	6.9	8.4	8.9

Exports of goods and services, interstate		1.1	2.4	5.4	6.0	4.8	2.6	-0.2	-1.2	-4.1	-9.5	-10.3	-5.9	2.9
Exports of goods, interstate	}	0.2	1.4	4.9	6.0	5.1	3.1	1.2	1.1	-1.7	-8.0	-9.8	-6.2	2.2
Exports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate		4.7	6.5	7.7	5.9	3.9	0.5	-5.3	-9.9	-13.2	-15.2	-12.2	-4.8	5.8

less Imports of goods and services		6.0	3.8	6.7	10.3	14.4	14.4	11.6	12.0	9.2	1.3	-7.0	-13.1	-12.9

less Imports of goods and services, overseas		5.2	6.6	10.0	12.9	14.8	16.1	18.5	20.7	16.0	3.4	-8.6	-14.0	-11.4
less Imports of goods, overseas		4.9	5.8	9.2	12.1	13.7	14.2	16.0	19.1	15.9	4.2	-8.3	-15.0	-13.8
less Imports of services, less tourism services, overseas		6.4	10.1	14.3	16.8	17.3	18.2	20.5	20.5	13.6	0.1	-11.1	-14.6	-10.4
less Imports of tourism services, overseas		7.0	6.9	7.0	11.8	22.7	37.0	48.9	44.8	24.6	3.7	-5.1	0.0	15.9

less Imports of goods and services, interstate		6.7	1.5	3.9	8.2	14.0	12.8	5.7	4.5	3.4	-0.5	-5.5	-12.2	-14.3
less Imports of goods, interstate	}	4.4	0.2	4.6	10.0	16.3	14.3	6.4	5.4	4.3	0.2	-5.1	-12.1	-14.3
less Imports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate		41.1	20.7	-4.6	-12.9	-12.0	-5.7	-5.0	-9.1	-10.6	-11.9	-12.5	-14.4	-14.3

Expenditure on gross state product		3.9	5.3	6.6	7.3	6.4	4.5	3.5	2.7	2.0	1.3	0.2	0.0	1.0

(a)	Chain volume measure reference year 2007-08
(b)	In March quarter 2007, there was a trend break due to the Commonwealth Government’s privatisation of Telstra and users should interpret the trend estimates around this period with caution.

TABLE 4

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 5
(Trend, chain volume measure (a), annual contribution to growth, % points)

	Contributions to growth from same quarter previous year
	2006-07				2007-08				2008-09				2009-10
	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep

Household final consumption expenditure	2.1	1.7	1.7	2.4	3.0	3.1	2.7	1.8	1.1	0.7	0.6	0.7	0.9
Internal consumption expenditure	1.6	1.4	1.7	2.5	3.0	2.9	2.3	1.5	1.0	0.8	0.8	0.8	0.8
Non-tourism	1.5	1.2	1.5	2.2	2.8	2.7	2.3	1.6	1.0	0.9	0.9	0.9	0.8
Tourism	0.1	0.2	0.2	0.3	0.2	0.1	0.0	-0.1	-0.1	-0.1	-0.1	0.0	0.0
External consumption expenditure	0.5	0.3	0.0	-0.1	0.0	0.2	0.3	0.3	0.1	-0.1	-0.2	-0.2	0.0
Imports of tourism services, overseas	0.1	0.1	0.1	0.1	0.2	0.3	0.4	0.4	0.2	0.0	-0.1	0.0	0.2
Imports of tourism services, interstate	0.5	0.2	-0.1	-0.2	-0.2	-0.1	-0.1	-0.1	-0.1	-0.1	-0.1	-0.2	-0.2

General government final consumption expenditure	0.9	0.9	0.8	0.7	0.7	0.8	0.9	1.0	1.0	0.8	0.5	0.4	0.3
National	0.2	0.4	0.4	0.4	0.3	0.3	0.2	0.2	0.2	0.1	0.0	-0.1	-0.1
State and local	0.7	0.5	0.4	0.3	0.4	0.5	0.7	0.8	0.8	0.7	0.6	0.4	0.4

Private gross fixed capital formation (b)	2.6	2.7	3.2	3.5	3.2	2.5	2.3	2.8	2.8	1.8	-0.6	-3.0	-4.2
Dwellings	0.2	0.8	1.1	0.8	0.2	-0.3	-0.1	0.4	0.5	-0.2	-1.3	-2.0	-1.9
Non-dwelling construction (b)	1.0	1.1	1.2	1.1	1.0	0.7	0.8	1.2	1.6	1.7	1.1	0.1	-0.8
Machinery and equipment (b)	1.1	0.7	0.7	1.1	1.6	1.8	1.6	1.6	1.4	1.0	0.1	-1.1	-1.9
Livestock	-0.1	-0.2	-0.2	-0.1	-0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Intangible fixed assets	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.1	0.1	0.1	0.1	0.1
Ownership transfer costs	0.1	0.1	0.2	0.3	0.3	0.2	-0.1	-0.5	-0.8	-0.8	-0.5	-0.1	0.3

Public corporations gross fixed capital formation (b)	0.3	0.3	0.7	1.0	1.2	1.0	0.5	0.4	0.3	0.3	0.2	-0.1	-0.2
Commonwealth (b)	0.1	-0.1	-0.3	-0.4	-0.3	-0.2	-0.1	0.0	0.0	0.0	0.0	0.0	0.0
State and local	0.2	0.4	1.0	1.4	1.6	1.2	0.6	0.4	0.3	0.3	0.2	-0.1	-0.2

General government gross fixed capital formation	0.2	0.5	0.8	0.8	0.8	0.7	0.7	0.8	0.7	0.4	0.2	0.1	0.4
National	0.0	0.0	0.1	0.0	0.0	0.0	0.1	0.3	0.3	0.2	0.0	-0.2	-0.2
State and local	0.2	0.5	0.7	0.8	0.8	0.7	0.5	0.5	0.4	0.2	0.2	0.3	0.5

Change in inventories	-0.6	0.0	0.7	1.2	0.9	0.3	-0.2	-0.3	-0.5	-0.9	-1.2	-1.2	-0.6
Statistical discrepancy (E)	0.1	0.0	-0.1	-0.1	0.1	0.3	0.1	-0.2	-0.7	-1.2	-1.5	-1.5	-1.4

Gross state expenditure	5.6	6.1	7.8	9.4	10.0	8.6	7.0	6.2	4.7	2.0	-1.7	-4.6	-4.9

Exports of goods and services		0.3	0.6	1.2	1.5	1.4	0.9	0.6	0.9	0.8	-0.2	-0.8	-0.6	0.9

Exports of goods and services, overseas		0.2	0.3	0.5	0.8	0.8	0.6	0.6	1.0	1.2	1.0	0.5	0.1	0.5
Exports of goods, overseas		-0.4	-0.2	0.1	0.4	0.5	0.3	0.3	0.8	1.0	0.9	0.5	0.3	0.8
Exports of services, less tourism services, overseas		0.3	0.2	0.2	0.2	0.3	0.3	0.3	0.3	0.2	0.0	-0.2	-0.3	-0.4
Exports of tourism services, overseas		0.3	0.3	0.3	0.1	0.0	-0.1	0.0	0.0	0.1	0.1	0.1	0.1	0.1

Exports of goods and services, interstate		0.1	0.3	0.7	0.7	0.6	0.3	0.0	-0.1	-0.5	-1.1	-1.2	-0.7	0.3
Exports of goods, interstate		0.0	0.1	0.5	0.6	0.5	0.3	0.1	0.1	-0.2	-0.8	-0.9	-0.6	0.2
Exports of services, less tourism services, interstate		—	—	—	—	—	—	—	—	—	—	—		—
Exports of tourism services, interstate		0.1	0.2	0.2	0.1	0.1	0.0	-0.1	-0.2	-0.3	-0.4	-0.3	-0.1	0.1

less Imports of goods and services		2.0	1.3	2.4	3.6	4.9	5.0	4.2	4.4	3.4	0.5	-2.7	-5.2	-5.1

less Imports of goods and services, overseas		0.8	1.1	1.6	2.1	2.4	2.6	3.1	3.5	2.7	0.6	-1.6	-2.8	-2.2
less Imports of goods, overseas		0.6	0.7	1.2	1.5	1.7	1.8	2.1	2.5	2.1	0.6	-1.2	-2.3	-2.1
less Imports of services, less tourism services, overseas		0.2	0.3	0.4	0.5	0.5	0.5	0.6	0.6	0.4	0.0	-0.4	-0.5	-0.4
less Imports of tourism services, overseas		0.1	0.1	0.1	0.1	0.2	0.3	0.4	0.4	0.2	0.0	-0.1	0.0	0.2

less Imports of goods and services, interstate		1.2	0.3	0.8	1.6	2.6	2.4	1.1	0.9	0.7	-0.1	-1.1	-2.4	-2.9
less Imports of goods, interstate	}	0.7	0.0	0.8	1.8	2.8	2.4	1.1	1.0	0.8	0.0	-0.9	-2.3	-2.7
less Imports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate		0.5	0.2	-0.1	-0.2	-0.2	-0.1	-0.1	-0.1	-0.1	-0.1	-0.1	-0.2	-0.2

Expenditure on gross state product		3.9	5.3	6.6	7.3	6.4	4.5	3.5	2.7	2.0	1.3	0.2	0.0	1.0

(a)	Chain volume measure reference year 2007-08
(b)	In March quarter 2007, there was a trend break due to the Commonwealth Government’s privatisation of Telstra and users should interpret the trend estimates around this period with caution.

TABLE 5

Explanatory Notes

Overview

The Queensland State Accounts are compiled in accordance with the international standards contained in the System of National Accounts 2008 (SNA08).

Readers interested in more detailed information on the changes to national and state accounts are referred to the Australian Bureau of Statistics (ABS) Australian National Accounts: Concepts, Sources and Methods, 2000 (ABS 5216.0) and the following ABS information papers:

•	Australian National Accounts, Introduction of Chain Volume and Price Indexes, Sep 1997 (ABS 5248.0); and

•	Product changes to Australian System of National Accounts following revisions to international standards, 2009 (ABS 5204.0.55.005).

The broad structure of the Queensland State Accounts is that of a social accounting matrix comprising two regions: Queensland and the Rest of Australia. This enables the appropriate comparison to be made of the performance of Queensland with respect to the performance of the rest of the nation, rather than with Australia as a whole. This publication reports only on the domestic production accounts of these two regions.

The Queensland State Accounts are designed to allow consolidation of the two regions into the single region of Australia. The Australian National Accounts, produced by the ABS, form a clear national framework and set of estimates, with which the Queensland State Accounts is congruent.

The ABS also produces the Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0). The Queensland State Accounts uses as much Queensland information contained in this ABS publication as is appropriate and relevant. However, since the purpose of the Queensland State Accounts is to measure the structure and performance of the Queensland economy as accurately and comprehensively as possible, it significantly extends the information contained in the Australian National Accounts, National Income, Expenditure and Product series. Since this extension is feasible in the case of a single State, especially one with the statistical resources of Queensland, the Queensland State Accounts is not necessarily bound to agree exactly with any ABS estimates. Nevertheless, the quality of the Australian National Accounts is such that the Queensland State Accounts estimates are generally and routinely benchmarked to them. In all cases, the ABS estimates are taken into strong initial consideration.

The major extension of the domestic production accounts in the Queensland State Accounts system is the addition of estimates of interstate trade in goods and trade in services, including tourism transactions. This enables the system to derive quarterly estimates of gross state product in volume terms. As well, this provides a more comprehensive understanding of Queensland’s overall trade performance, and replaces the more limited understanding provided by the common misperception of overseas State trade as total State trade.

Queensland State Accounts, September Quarter 2009

Methodology

The estimates in the Queensland State Accounts generally agree with those of the Australian Bureau of Statistics (ABS) Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0) when available, except in cases where the Office of Economic and Statistical Research (OESR) has improved on, or corrected, ABS estimates. These corrections generally arise from data confrontation exercises which involve alternative sources of evidence or information, and which often involve the input of further primary information.

Chain Volume Measures

The chain volume measures appearing in this issue are annually re-weighted chained Laspeyres indexes referenced to the current price in a reference year, currently 2007-08. Chained Laspeyres volume measures are compiled by linking together (compounding) movements in volumes, calculated by using the average prices of the previous financial year, and applying the compounded movements to the current price estimates of the reference year. Quarterly chain volume estimates are benchmarked to annual chain volume estimates, so that the quarterly estimates for a financial year sum to the corresponding annual estimate.

Chain volume measures are not generally additive. They do not sum in total, in the way original current price components do. To minimise this impact, the ABS uses the year preceding the last full financial year as the reference year. This approach means that the chain volume measures are additive in the reference year (currently 2007-08) and the quarters following the reference year. However, the chain volume measures are not additive in the quarters preceding the reference year.

Compensation of employees

The OESR estimate of compensation of employees (COE) differs from that published by the ABS in Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0). As reported in the September quarter 1994 issue of the Queensland State Accounts, the OESR is of the opinion that the compensation of employees (COE) series published in the ABS 5206.0 substantially under-recorded COE from the period commencing September quarter 1993. As a result, in the period starting with September quarter 1993 and ending December quarter 2001, the average of the quarterly movements in average weekly earnings, and survey of employment and earnings is combined with the number of wage and salary earners to derive the COE series published in the Queensland State Accounts.

From March 2002 onwards, the OESR COE series is extrapolated using the quarterly movements in the compensation of employees series published in ABS Australian National Accounts, State Accounts (ABS 5220.0).

Gross operating surplus and gross mixed income

OESR uses indicators of activity to estimate Queensland’s share of the five components of Australia’s gross operating surplus and mixed income (GOS/MI). Since March quarter 2001, State data from the ABS publication Business Indicators: Australia (ABS 5276.0) has been used to estimate the share for private non-financial corporations. These estimates are benchmarked to the annual ABS estimates contained in Australian National Accounts, State Accounts (ABS 5220.0).

The OESR estimates of GOS/MI differ from that published by the ABS in Australian National Accounts, State Accounts, 2007-08 (ABS 5220.0) for 2008-09. This difference reflects the OESR using a different methodology to allocate the Australian estimates of industry GOS/MI between Queensland and the Rest of Australia.

Taxes less subsidies on production and imports

The quarterly Queensland State Accounts taxes less subsidies on production and imports (taxes) estimates are compiled using government finance statistics provided by the ABS to calculate State and local government taxes and estimates of Commonwealth taxes levied in Queensland.

Statistical discrepancy (I) and (E)

In line with the ABS practice, an explicit statistical discrepancy has been retained in the Queensland State Accounts. This discrepancy is allocated between the income and expenditure estimates to provide a unique measure of quarterly current gross state product. This is pro-rated from the national estimates to Queensland using gross state/domestic product. However, in the Queensland State Accounts the statistical discrepancy (E) has been recorded as a component of gross State expenditure and gross Rest of Australia expenditure, rather than as a component of gross State or Rest of Australia product.

Gross state product

The estimates of gross state product (GSP) are produced by summing the income components of gross state product: compensation of employees, gross operating surplus, gross mixed income, and taxes less subsidies on production and imports. Expenditure estimates of GSP comprise the summation of household and government consumption, capital formation, change in inventories and exports less imports. These are balanced against the income components of GSP (i.e. the expenditure approach).

The method used to obtain chain volume estimates of GSP could be best described as ‘indirect’ as the only current price estimates of GSP available are obtained by aggregating the incomes accruing from production (i.e. the income approach). It is not possible to satisfactorily deflate such incomes to produce chain volume estimates because they do not comprise readily identifiable price and quantity elements. Consequently, the chain volume estimates of GSP are derived using the expenditure approach.

Household final consumption expenditure

Household final consumption expenditure is calculated as the sum of internal and external consumption expenditure. Differences between the Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0) and the Queensland State Accounts are due primarily to differences in the estimates of net interstate and overseas expenditure by tourists.

Internal consumption expenditure estimates are largely based on ABS estimates in Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0) while external consumption expenditure estimates are formed from data contained in Tourism Research Australia (TRA) National Visitor Survey and the ABS Balance of Payments and International Investment Position (ABS 5302.0).

Queensland State Accounts, September Quarter 2009

General government final consumption expenditure

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0).

In some instances, particularly in the most recent quarters, there are differences between the Queensland State Accounts estimates of general government final consumption expenditure and those published by the ABS Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0). In these cases, the OESR has incorporated additional information that has become available after the release of ABS estimates. No adjustments have been made for Australia.

In 1999-2000 the Queensland State Accounts current price estimate is different from the ABS by $1.1 billion due to different treatment of an abnormal return on QSuper trust assets.

Private gross fixed capital formation

This is formed by the addition of the components of private investment: dwellings, non-dwelling construction, machinery and equipment, livestock, intangible fixed assets and ownership transfer costs. Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0).

General government gross fixed capital formation

Estimates of general government investment, including commonwealth and state and local general government investment, are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0).

In some instances, there are differences between the Queensland State Accounts estimates of general government final consumption expenditure and those published by the ABS Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0). In these cases, the OESR has incorporated additional information that has become available after the release of ABS estimates. No adjustments have been made to Australia.

Public corporations gross fixed capital formation

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0). However, in some instances, there are differences between the Queensland State Accounts estimates of public corporations gross fixed capital formation and those published by the ABS Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0). In these cases, the OESR has incorporated additional information that has become available after the release of ABS estimates. No adjustments have been made to Australia.

Changes in inventories

Estimates of these components are made by allocating the national inventory activity identified in the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0) to Queensland.

Gross state expenditure

The sum of household final consumption expenditure, general government final consumption expenditure, private gross fixed capital formation, public corporations gross fixed capital formation, general government gross fixed capital formation, change in inventories and the statistical discrepancy (E).

Exports of goods, overseas

Estimates are derived using data from ABS International Trade in Goods and Services (ABS 5368.0) at the two digit Standard International Trade Classification (SITC) level. The chain volume measure series is estimated using Queensland specific SITC implicit price deflators obtained from the ABS.

Exports of services, less tourism services, overseas

Estimates for Queensland are derived as a share from the ABS Balance of Payments and International Investment Position (ABS 5302.0).

Exports of tourism services, overseas

Estimated using data from the TRA International Visitor Survey and ABS Overseas Arrivals and Departures (ABS 3401.0).

Exports of goods, interstate

Estimated from the ABS Queensland Interstate Trade Survey in which interstate exports of goods are estimated by broad commodity group.

This Queensland Interstate Trade Survey was revised in June quarter 2008. The new survey was incorporated into the Queensland State Accounts in the September quarter 2008 edition, with series prior to June quarter 2008 re-estimated based on the differences in the levels of interstate exports between the old and the new surveys.

Exports of tourism services, interstate

Exports of tourism services refers to Rest of Australia residents travelling to Queensland for the purpose of holiday or visiting friends and relatives and are estimated using a combination of results from the TRA National Visitor Survey and the ABS Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0). Historical expenditure figures were derived using a combination of the Domestic Tourism Expenditure Surveys (1982, 1992), and Queensland Travel and Tourism Corporation’s Queensland Visitors Survey.

Imports of goods, overseas

Prior to September quarter 1988, estimates in current prices were obtained from the ABS by broad commodity group. The chain volume measures are calculated by deflating the commodity group using national implicit price deflators. From September quarter 1988, the State current price series is obtained from the ABS International Trade in Goods and Services (ABS 5368.0) at the two digit Standard International Trade Classification (SITC) level. The chain volume measure series is estimated using the national two-digit SITC implicit price deflator.

Queensland State Accounts, September Quarter 2009

The difference between the Queensland State Accounts estimates of Queensland imports of goods, overseas and those published by the ABS Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0) are due to different treatment of civil aircraft imports.

Imports of services, less tourism services, overseas

This is estimated for Queensland by calculating the State’s share from the ABS Balance of Payments and International Investment Position (ABS 5302.0).

Imports of tourism services overseas

This is estimated for Queensland by calculating the State’s share from the ABS Balance of Payments and International Investment Position (ABS 5302.0).

Imports of goods, interstate

Estimated from the ABS Queensland Interstate Trade Survey in which interstate imports of goods are estimated by broad commodity group.

This Queensland Interstate Trade Survey was revised in June quarter 2008. The new survey was incorporated into the Queensland State Accounts in the September quarter 2008 edition, with series prior to June quarter 2008 re-estimated based on the differences in the levels of interstate imports between the old and the new surveys.

Imports of tourism services, interstate

Imports of tourism services refers to travel by Queenslander’s to the Rest of Australia for the purpose of holiday or visiting friends and relatives and is estimated using a combination of results from the TRA National Visitor Survey and the ABS Consumer Price Index (ABS 6401.0). Historical expenditure figures were derived using a combination of the Domestic Tourism Expenditure Surveys (1982, 1992), and Queensland Travel and Tourism Corporation’s Queensland Visitors Survey.

Expenditure on gross state product

The sum of gross state expenditure and exports of goods and services, less imports of goods and services.

Seasonally adjusted estimates

The seasonal component of a time series comprises three main types of systematic calendar related influences: seasonal influences, trading day influences and moving holiday influences. For more information on these influences see the ABS information paper An Introductory Course on Time Series Analysis (ABS 1346.0.55.001).

Seasonal adjustment removes the estimated effects of seasonal and other types of calendar variations from the statistical series, so that the effects of other influences can be analysed.

To produce smoothed seasonally adjusted estimates for the Queensland State Accounts seasonal factors are obtained using the X-11Q procedure (developed by the U.S. Bureau of the Census). The X-11Q procedure uses an iterative system of moving averages and linear regression techniques to obtain seasonal and other systematic calendar effects.

For quarterly series, prior adjustments can be incorporated for moving holidays and trading day adjustments. However, in accordance with the methodology used by the ABS to adjust the Australian National Accounts, it was assumed that the trading day effects on quarterly Queensland State Accounts series are likely to be insignificant except in the case of private final consumption expenditure.

Separate current and chain volume measure seasonal factors are calculated for interstate and foreign imports and exports of tourism services, reflecting the seasonality in the implicit price deflators of these series.

Differences in the estimates and in assumptions and judgments made in the smoothing procedure will result in the seasonally adjusted estimates in the Queensland State Accounts being different to those produced and published by the ABS.

Trend estimates

Trend estimates may be produced by smoothing out the residual/irregular components of the seasonally adjusted series. The trend component is defined as the long term movement in a series and is typically a result of influences such as population growth, price inflation and general economic development.

Queensland State Accounts trend estimates are compiled by applying a seven term Henderson moving average, similar to that used by the ABS and outlined in the ABS information paper A Guide to Smoothing Time Series – Monitoring Trends (ABS 1349.0).

The Henderson procedure is a symmetric moving average that is centred on a point in time that is designed to minimise the distortion to trend level, turning point and timing. The Henderson method uses individually tailored end-weights to overcome the end-point problem (insufficient observations available for the calculation of the last three quarters of a series). These end-weights reflect the irregularity of the series being trended.

Differences in the estimates and in assumptions and judgments made in the filtering procedure will result in the trend estimates in the Queensland State Accounts being different to those produced and published by the ABS.

Treatment of tourism activity

The major difference between the Queensland State Accounts (QSA) and the ABS Australian National Accounts is the treatment of tourism activity. The ABS implicitly includes tourism in the national accounts, in that products purchased by visitors and produced by suppliers are all part of the economic activity measured. The QSA has chosen to directly identify the economic activity derived from tourism, as categorised under household final consumption expenditure, and exports and imports of goods and services.

The QSA aligns with tourism classifications produced by Tourism Research Australia (TRA), that is, tourism activity can be classified as either:

•	Intrastate – A person is an intrastate visitor when they visit a location in the State or Territory in which they reside;

•	Interstate – a person is an interstate visitor when they visit a State or Territory other than that in which they reside; or

Queensland State Accounts, September Quarter 2009

•	International (overseas) – a person is an international visitor when they visit a country other than which they reside.

However, while TRA classifies tourism activity as those persons travelling for the purposes of holiday or leisure, visiting friends and relatives (VFR), business or other, the QSA defines tourism as those persons travelling for the purposes of holiday or leisure or VFR only.

The QSA derives household final consumption expenditure as coming from either an internal or external source. Internal household final consumption expenditure is net expenditure on goods and services by persons within Queensland and can be classified as either:

•	Non-tourism – measures spending by Queenslander’s on goods and services excluding tourism services and aligns closely with the ABS measure of total household final consumption expenditure; or

•	Tourism – measures expenditure by Queenslander’s travelling within Queensland for the purpose of holiday or leisure.

On the other hand, external household final consumption expenditure accounts for the goods and services consumed by Queensland tourists visiting other States or countries and can be classified as either:

•	Interstate imports of tourism services – expenditure by Queenslander’s travelling to the Rest of Australia for the purpose of holiday or leisure or visiting friends or relatives (VFR); or

•	Overseas imports of tourism services – expenditure by Queenslander’s travelling overseas for the purpose of holiday or leisure or VFR.

Furthermore, exports and imports of services have been separated to show expenditure on tourism services:

•	Exports of tourism services – expenditure by Rest of Australia or overseas residents travelling to Queensland for the purpose of holiday or leisure or VFR.

•	Imports of tourism services – expenditure by Queenslander’s travelling to the Rest of Australia or overseas for the purpose of holiday or leisure or VFR.

Notes on formulae used (changes)

Last quarter

Change in a variable from one quarter to the next, e.g. the change from June quarter 2009 to September quarter 2009. This is only appropriate for seasonally adjusted and trend estimates. In the tables, this item is referred to as “quarterly percentage change”.

Same quarter last year

Change in a variable from one quarter to the same quarter in the following year, e.g. the change from September quarter 2008 to September quarter 2009. This provides a measure of annual change. In the tables, this item is referred to as “annual percentage change”.

Year-average

Change in a variable from one set of four continuous quarters to the same four quarters in the following year, e.g. the change from the sum or average of December quarter 2007, March quarter 2008, June quarter 2008 and September quarter 2008 to the sum or average of December quarter 2008, March quarter 2009, June quarter 2009 and September quarter 2009. This also provides a measure of annual change. This item is only contained in the summary tables.

Contribution to growth

The contribution of a component of an aggregate series to change in the aggregate from one period to another is given by the formula:

where Ci,t is the percentage point contribution to the change in the aggregate series from time period t-1 to time period t, caused by the change in the ith component of the aggregate series. Series calculated this way are referred to as “quarterly contribution to growth”.

It should be noted that contributions are also calculated for the change from time period t-4 to time period t. Series calculated this way are referred to as “annual contribution to growth”.

Queensland State Accounts, September Quarter 2009

Glossary of Terms

These definitions have been constructed from the point of view of the Queensland State Accounts, rather than the Australian National Accounts; that is, they relate to the case of Queensland or to the Rest of Australia, rather than the nation as a whole.

Business investment

Defined as the gross fixed capital formation from machinery and equipment plus non-dwelling construction.

Chain volume measures

Chain volume measure (or real) estimates are valued in the price of a reference year and as a result are free of the direct effects of price changes. For example, estimates for September quarter 2009 are valued using 2007-08 prices.

Changes in inventories

Inventories consist of materials and supplies, work-in-progress, finished goods and goods for resale, and includes all inventories held by government.

Compensation of employees

Compensation of employees is the total remuneration, in cash or in kind, payable by an enterprise to an employee in return for work done by the latter during the accounting period. It is further classified into two sub-components: wages and salaries; and employers’ social contributions. Compensation of employees excludes any taxes payable by the employer on the wage and salary bill (e.g. payroll tax).

Current prices

Current price (or nominal) estimates are valued at the prices of the period to which the observation relates. For example, estimates for September quarter 2009 are valued using September quarter 2009 prices.

Dwellings

Dwellings are buildings that are used entirely or primarily as residences, including any associated structures, such as garages, and all permanent fixtures customarily installed in residences.

Exports of goods and services

Goods, commodities or services sold by residents (Queenslander’s) to non-residents.

Exports of goods and services, interstate

Goods, commodities or services sold by residents (Queenslander’s) to Rest of Australia residents.

Exports of goods and services, overseas

Goods, commodities or services sold by residents (Queenslander’s) to overseas residents.

Exports of goods, interstate

All transfers of ownership of goods from Queensland residents to Rest of Australia residents.

Exports of goods, overseas

All transfers of ownership of goods from Queensland residents to residents of overseas countries.

Exports of services, less tourism services, interstate

Sales of services provided by Queensland resident producers to Rest of Australia residents, excluding sales to Rest of Australia residents visiting Queensland for tourism purposes.

Exports of services, less tourism services, overseas

Sales of services provided by Queensland resident producers to residents of overseas countries, excluding sales to overseas residents visiting Queensland for tourism purposes.

Exports of tourism services, interstate

Sales of services provided by Queensland resident producers to residents of other States visiting Queensland for the purpose of holiday or visiting friends and relatives.

Exports of tourism services, overseas

Sales of services provided by Queensland resident producers to residents of overseas countries visiting Queensland for the purpose of holiday or visiting friends or relatives.

External consumption expenditure

Outlays, by State resident households on new durable and non-durable goods and services outside the domestic territory of the State. These are expenditures by Queensland resident households engaged in tourism activity interstate or overseas.

General government

General government consists of all government units and non-market units that are controlled and predominantly financed by government. It mainly comprises Commonwealth, State and local government departments, offices and other bodies that are primarily engaged in production of goods and services outside the normal market mechanism. Statistics for this broad sector are broken down into two levels of government: National government; and State and local government.

General government final consumption expenditure

Net expenditure on goods and services by government authorities, except those classified as public corporations, which does not result in the creation of fixed assets or inventories or in the acquisition of land and existing buildings or second-hand assets. This can be thought of as investment by government departments.

Queensland State Accounts, September Quarter 2009

General government gross fixed capital formation

Expenditure on new fixed assets plus net expenditure on second-hand fixed assets, whether for additions or replacements (other than weapons of destruction and weapon delivery systems).

Gross fixed capital formation

The value of acquisitions of new and existing produced assets, other than inventories, less the value of disposals of new or existing produced assets, other than inventories.

Gross mixed income

The surplus accruing to owners of unincorporated enterprises from the process of production (as defined for gross operating surplus).

Gross operating surplus

The surplus accruing to owners from processes of production before deducting any explicit or implicit interest charges, rent or other property income payable on financial assets required to carry on the production and before deducting consumption of fixed capital.

Gross state expenditure

The total expenditure within a given period by Queensland residents on final goods and services (i.e. final consumption plus capital formation).

Gross state product

The total market value of goods and services produced in Queensland within a given period after deducting the cost of goods and services used up in the process of production, but before deducting allowances for the consumption of fixed capital.

Gross state product at factor cost

That part of the cost of producing the gross state product which consists of gross payments to factors of production (labour and capital). It represents the value added by these factors in the process or production, and is equivalent to gross state product less taxes plus subsidies on production and imports.

Household

A small group of persons who share the same living accommodation, who pool some, or all, of their income and wealth and who consume certain types of goods and services collectively, mainly housing and food.

The Household sector includes all non-financial unincorporated enterprises that are owned and controlled by households and are not included in the private non-financial corporations sector.

Most business partnerships and sole proprietorships are included because their owners combine their business and personal affairs and do not keep separate accounts for their business operations and therefore do not qualify as quasi-corporations.

Household final consumption expenditure

Net expenditure on goods and services by persons and expenditure of a current nature by private non-profit institutions serving households. This category can be further broken down into internal and external household final consumption expenditure.

Implicit price deflator

Obtained by dividing a current price value by its real counterpart.

Imports of goods and services

Goods, commodities or services purchased by residents (Queenslander’s) from non-residents (Rest of Australia).

Imports of goods and services, interstate

The value of interstate (Rest of Australia) goods imported by Queensland residents and amounts payable to interstate (Rest of Australia) residents for the provision of services to Queensland residents.

Imports of goods and services, overseas

The value of overseas goods imported by Queensland residents and amounts payable to overseas residents for the provision of services to Queensland residents.

Imports of goods, interstate

All transfers of ownership of goods from interstate residents (Rest of Australia) to Queensland residents.

Imports of goods, overseas

All transfers of ownership of goods from residents of overseas countries to Queensland residents.

Imports of services, less tourism services, overseas

Sales of services provided by residents of overseas countries to Queensland residents, excluding sales to Queensland residents visiting overseas countries for tourism purposes.

Imports of tourism services, interstate

Sales of services provided by resident producers of other states to Queensland residents visiting those other states for tourism purposes.

Imports of tourism services, overseas

Sales of services provided by residents of overseas countries to Queensland residents, visiting overseas countries for tourism purposes.

Queensland State Accounts, September Quarter 2009

Internal consumption expenditure

Outlays, by State resident households and State resident producers of private non-profit services to households, on new durable and non-durable goods and services, less net sales of second-hand goods, within the domestic territory of the State.

Nominal prices

See current prices.

Non-dwelling construction

Consists of non-residential buildings and other structures. ‘Non-residential buildings’ are buildings other than dwellings, including fixtures, facilities and equipment that are integral parts of the structures and costs of site clearance and preparations.

Private gross fixed capital formation

The total value of private sector producers’ acquisitions, less disposals of fixed assets during the accounting period plus certain additions to the value of non-produced assets realised by the production activity of institutional units. Expenditure is broken down into dwellings, non-dwelling construction, machinery and equipment, livestock, intangible fixed assets and ownership transfer costs.

Public corporations

Resident government controlled corporations and quasi-corporations that are created for the purpose of producing goods and services for the market and may be a source of profit or other financial gain to their owner(s).

Public corporations gross fixed capital formation

The value of new and existing produced assets, other than inventories, less the value of disposals of new and existing produced assets, other than inventories.

This can be thought of as investment by government owned corporations.

Public final demand

Defined as the sum of general government final consumption expenditure, public corporations gross fixed capital formation and general government gross fixed capital formation.

Real prices

See chain volume measures.

Seasonal adjustment

Seasonal adjustment is the process of estimating and then removing from a time series influences that are systematic and calendar related, such as trading day effects and moving holidays.

Taxes less subsidies on production and imports

Taxes less subsidies on production and imports consists of ‘taxes less subsidies on products’ and ‘other’ taxes/subsidies on production. Taxes/subsidies on products are payable on goods and services when they are produced or sold by their producers and include taxes/subsidies and duties/subsidies on imports. Other taxes on production consist mainly of taxes on the ownership or use of land, building or other assets used in production, or labour employed or compensation of employees paid.

Trend

Trend estimates reflect the ‘long term’ movement in a time series without calendar related and irregular effects, and is a reflection of the underlying level. It is the result of influences such as population growth, price inflation and general economic changes.

Queensland Government